UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2016

ALBANY MOLECULAR RESEARCH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35622	14-1742717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Corporate Circle, Albany, NY	12212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 512-2000

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

Share Purchase Agreement

On May 5, 2016, Albany Molecular Research, Inc., a Delaware corporation (“AMRI”), and Lauro Cinquantasette S.p.A., a company organized under the laws of Italy (the “Seller”), entered into a Share Purchase Agreement (the “Share Purchase Agreement”) pursuant to which AMRI intends to purchase 100% of the capital stock of Prime European Therapeuticals S.p.A. – Euticals, a company organized under the laws of Italy (“Euticals”) for an aggregate purchase price of approximately €315 million, including (i) approximately €164 million in cash (the “Cash Consideration”), (ii) the issuance of approximately seven million shares of common stock, $0.01 par value of AMRI (the “Consideration Shares”), and (iii) approximately €55 million in deferred cash consideration payable to the Seller in the form of two seller notes (the “Transaction”). The governing bodies of AMRI, the Seller and Euticals have approved the Share Purchase Agreement and the Transaction.

The Consideration Shares will consist of unregistered securities issued in accordance with applicable securities laws and subject to transfer restrictions (see Registration Rights Agreement below). At the closing of the Transaction (the “Closing”), if the issuance of the Consideration Shares would (i) be in excess of 19.75% of the outstanding shares of AMRI common stock (as calculated pursuant to Rule 5635(d) of the Listing Rules of the NASDAQ) or (ii) require a vote of AMRI’s stockholders in connection with such issuance, then immediately prior to the Closing such lesser number of shares of AMRI common stock not to exceed 19.75% of the outstanding shares of AMRI common stock shall be issued as the Consideration Shares and the Cash Consideration will be increased by an amount equal to such shares that are in excess of the 19.75% threshold multiplied by the average of the volume weighted average prices for the ten consecutive business days leading up to the date of signing of the Share Purchase Agreement. The Cash Consideration may also be adjusted in connection with certain net working capital and net debt adjustments at Closing and post-Closing in accordance with the terms of the Share Purchase Agreement. At the Closing, AMRI will deposit €10 million of the Cash Consideration in an escrow account to be held in escrow and distributed in accordance with the terms of the a customary escrow agreement, the form of which is filed with this report as Schedule 1.1(e) to the Share Purchase Agreement.

€55,000,000 of the purchase price was financed through two unsecured promissory notes issued by AMRI to the Seller (the “Seller Notes”). The Seller Notes are guaranteed by AMRI and are subject to customary representations and warranties and events of default. The Seller Notes are to be repaid in three equal annual installments to be paid on the third, fourth and fifth anniversaries of the Closing date, a portion of which payments are subject to AMRI’s set off rights as described herein. For so long as Seller has indemnification obligations as described below, one of the Seller Notes with a principal amount equal to the then-applicable cap will be available for AMRI to set off against in order to satisfy certain indemnification obligations of the Seller described below. The principal amount of the Seller Notes that exceeds the indemnification caps described below is not subject to set off.

The Seller is required to indemnify AMRI, subject to certain exceptions and limitations set forth in the Share Purchase Agreement, with respect to breaches of representations, warranties and covenants (up to the amount available in the escrow account, or available with respect to the right of setoff described above). The representations and warranties set forth in the Share Purchase Agreement generally survive for 24 months after the Closing, with longer survival periods with respect to certain fundamental representations and warranties, which survive for 48 months. The Seller’s indemnification obligations are subject to a deductible of €500,000, with an indemnity cap of €31 million for the first two years and a reduced cap for the two years thereafter equal to the greater of (i) €15 million and (ii) the sum of €15 million and the amount of any pending claims. However, such deductible and cap do not apply with respect to breaches of Seller’s representation as to title to Euticals shares.

The parties to the Share Purchase Agreement have made certain customary representations, warranties and covenants, including, among others: (i) representations by the Seller, and Euticals and its subsidiaries (collectively, the “Group Companies”) with respect to the Group Companies’ business, operations and financial condition; (ii) covenants by the Seller to keep information relating to the Group Companies’ and AMRI’s business confidential; and (iii) covenants by the Seller to not compete with the Group Companies’ business and to not solicit employees from the Group Companies. During the period from the date of the Share Purchase Agreement until the earlier of the termination of the Share Purchase Agreement or the Closing, the Seller has agreed to customary interim operating covenants and an agreement not to solicit, initiate or encourage any proposals or offers for the purchase of any equity interest in or a portion of the assets of the Group Companies.

The Share Purchase Agreement also contains customary conditions to closing, including, among others: (i) receipt of required antitrust clearance and certain government approvals; (ii) maintaining employment arrangements with certain employees of the Group Companies; and (iii) the absence of any material adverse changes affecting AMRI or the Group Companies.

The Share Purchase Agreement provides for limited termination and withdrawal rights, including, among others, (i) certain breaches by the parties of the Share Purchase Agreement; (ii) action by a governmental authority that would permanently prevent the Closing of the Transaction, and (iii) the Closing not occurring on or before September 3, 2016. The Share Purchase Agreement is not subject to a financing condition.

A copy of the Share Purchase Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Share Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Share Purchase Agreement. The Share Purchase Agreement and the other agreements and instruments filed with this report (the “Transaction Documents”) have been attached to provide investors with information regarding their respective terms. They are not intended to provide any other factual information about AMRI, the Seller or the Group Companies. In particular, the assertions embodied in the representations and warranties in the Transaction Documents were made as of a specified date, are modified or qualified by information in confidential disclosure letters provided by each party to the other in connection with the signing of the Share Purchase Agreement (and the other Transaction Documents), and may be subject to contractual standards of materiality different from what might be viewed as material to stockholders or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Transaction Documents are not necessarily characterizations of the actual state of facts about AMRI, the Seller or the Group Companies (or other parties thereto) at the time they were made or otherwise and should only be read in conjunction with the other information that AMRI makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission (the “SEC”).

Subscription Agreement

Concurrent with the execution and delivery of the Share Purchase Agreement, AMRI and the Seller entered into a Subscription Agreement (the “Subscription Agreement”), pursuant to which the Seller agrees to subscribe for the Consideration Shares at the Closing of the Transaction, subject to certain conditions.

The Consideration Shares are proposed to be offered and sold outside the United States to an eligible investor pursuant to Regulation S of the Securities Act of 1933, as amended (the “Securities Act”). The Consideration Shares have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under or an applicable exemption from such registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to purchase, the shares in any jurisdiction in which such offer or solicitation would be unlawful.

The foregoing summary of the Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Subscription Agreement attached hereto as Exhibit 10.1.

Registration Rights and Lock-Up Agreement

Concurrent with the execution and delivery of the Share Purchase Agreement, AMRI and the Seller entered into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”).  The Registration Rights and Lock-Up Agreement provides that, as soon as practicable after the Closing, AMRI shall file a “shelf registration statement” with the SEC for the resale of the Consideration Shares. The Registration Rights and Lock-Up Agreement also provides for demand registration rights and piggyback registration rights under certain circumstances, for the Seller or any Participating Holders (as defined in the Registration Rights and Lock-Up Agreement) who will own a portion of the Consideration Shares.  Moreover, the Registration Rights and Lock-Up Agreement imposes a 180-day lockup period (the “Lock-Up Period”) on any sales, transfers, hedges or similar dispositions of the Consideration Shares.

The foregoing summary of the Registration Rights and Lock-Up Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights and Lock-Up Agreement attached hereto as Exhibit 4.1.

Stockholders Agreement

AMRI, the Seller, and certain stockholders of AMRI and the Seller identified therein (the “Stockholders”) intend to enter into a Stockholders Agreement (the “Stockholders Agreement”) at the Closing. The Stockholders Agreement will provide that, on and after the Closing, the Seller shall have the right to select a designee to be elected to the board of directors of AMRI (the “Board”) as a Class I director (the “Seller Designee”), subject to certain director qualifications set forth in AMRI’s organizational documents. Thereafter, among other conditions, for so long as: (i) the Seller beneficially owns at least 5% of AMRI; (ii) within two years from the date of the Closing, the Seller’s Stockholders together or individually own more than 50% of the equity interest in the Seller; and (iii) such time after the two-year period from the date of the Closing, the Seller’s Stockholders together or individually own more than 35% of the equity interest in the Seller and have control (as such term is used in the definition of “Affiliate” as defined in the Stockholders Agreement) of the board of directors of the Seller, the Board shall include the Seller Designee as a Class I Board nominee. The Stockholders Agreement will terminate if the Seller no longer meets the requirements described above, or if there is a company sale.

The Stockholders Agreement also provides that, from and after the Closing, each AMRI Stockholder agrees to vote all Shares owned by such Stockholder in favor of the Seller Designee in any election of Class I board members. Additionally, for so long as the Seller has the right to designate the Seller Designee, the Seller agrees to vote all Shares owned by the Seller or its affiliates in favor of any director nominees recommended for election by the Board at any special or annual meeting. Moreover, the Stockholders Agreement provides for certain “standstill” restrictions that prevent the Seller proposing certain business combinations and acquiring additional beneficial ownership of AMRI so that the beneficial ownership of the Seller will be more than 19.99%, which restrictions will last for the longer of three years or such time as the Seller has the right to appoint the Seller Designee.

The foregoing summary of the Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stockholders Agreement the form of which is filed herewith as Schedule 1.1(p) to the Share Purchase Agreement.

Commitment Letter

Pursuant to the Share Purchase Agreement, AMRI is obligated to obtain financing to fund a portion of the consideration in respect of the Transaction.

Concurrently with the execution and delivery of the Share Purchase Agreement, JPMorgan Chase Bank, N.A. (“JPMorgan”) and Barclays Bank PLC (“Barclays” and together with JPMorgan, collectively, the “Lead Arrangers”) entered into a commitment letter with AMRI (the “Commitment Letter”) pursuant to which the Lead Arrangers and additional lenders (together, the “Lenders”) have committed to provide: (i) incremental senior secured first lien term loans (the “Incremental Term Facility”) in an aggregate principal amount of $230.0 million and incremental revolving loans in an aggregate amount not to exceed $5,000,000 (the “Incremental Revolving Loans” and together with the Incremental Term Loans, the “Incremental Loans”) under the Second Amended and Restated Credit Agreement, dated as of August 19, 2015, by and among AMRI, the lending institutions from time to time party thereto (the “Existing Lenders”) and Barclays, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”)) if the requisite consents to approve an amendment to the Existing Credit Agreement to permit the Transaction and the Incremental Loans (the “Amendment”) are obtained from the Existing Lenders; or (ii) if the requisite consents to approve the Amendment are not obtained, senior secured first lien credit facilities consisting of $428.3 million of first lien term loans (the “Refinancing Term Facility” and together with the Incremental Term Facility, the “Term Facility”) and a $35.0 million first lien revolving credit facility (the “Refinancing Revolving Facility” and, the Refinancing Term Facility, together with the Refinancing Revolving Facility and the Incremental Loans, the “Debt Financing”); in each case, subject to the conditions set forth in the Commitment Letter. These conditions are described in more detail below. If AMRI decides to enter into the Debt Financing, AMRI would use the proceeds of the Debt Financing to: (i) pay a portion of the consideration; (ii) pay various fees and expenses incurred in connection with the Transaction and the Debt Financing; and (iii) repay certain indebtedness of AMRI, Euticals and their subsidiaries.

The obligations of the Lead Arrangers to provide the financing under the Commitment Letter for the Debt Financing are subject to a number of conditions (including conditions that do not relate directly to the Share Purchase Agreement), including, among others: (i) consummation of the Transaction in accordance with the Share Purchase Agreement (without giving effect to any amendments, modifications or waivers to the Share Purchase Agreement that are materially adverse to the interests of the Lead Arrangers or the Lenders without the prior consent of the Lead Arrangers); (ii) a 15 business day marketing period (with customary exclusions for holidays) for the Lead Arrangers to syndicate the Term Loan Facility; (iii) that since the date of the Commitment Letter, there has been no material adverse effect on the Group Companies; (iv) delivery of certain customary historical and pro forma financial statements with respect to AMRI and its subsidiaries and the Group Companies; (v) payment of all costs, fees, expenses and other compensation in connection with the Debt Financing; (vi) delivery of definitive loan documentation and certain customary closing documents; and (vii) the accuracy of certain customary representations and warranties.

The Commitment Letter expires on the earliest of (i) the date that is five business days after the valid termination of the Share Purchase Agreement in accordance with its terms prior to the closing of the Transaction; (ii) the consummation of the Acquisition; (iii) the Termination Date (as defined in the Share Purchase Agreement as in effect on the date hereof); and (iv) September 2, 2016.

The Term Facility will amortize in quarterly installments over the term of the Term Loan Facility, will be secured by substantially all assets of AMRI and its subsidiaries consistent with the terms of the Existing Credit Agreement and will be guaranteed by certain of AMRI’s subsidiaries consistent with the terms of the Existing Credit Agreement. In addition, the terms of the Term Facility will include the following, which shall be substantially consistent with the Existing Credit Agreement: (i) mandatory prepayment provisions from excess cash flow, certain debt issuances and certain dispositions; (ii) uncommitted incremental facilities; and (iii) customary representations and warranties, affirmative and negative covenants, and events of default.

Pursuant to the Commitment Letter and in accordance with the terms of a fee letter entered into among the Lead Arrangers and AMRI, the Lead Arrangers expect to receive from AMRI certain customary fees, some of which are based on their pro rata participation under the Commitment Letter, including certain fees payable depending on various circumstances and contingencies. In addition, the fee letter includes certain “market-flex” provisions.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the Share Purchase Agreement and Subscription Agreement described in Item 1.01 of this Current Report on Form 8-K, which descriptions are incorporated herein by reference, AMRI will issue Consideration Shares to the Seller at the Closing. The Share Purchase Agreement contains provisions providing for the reallocation of the Consideration Shares and Cash Consideration.

The Consideration Shares are proposed to be offered and sold outside the United States to an eligible investor pursuant to Regulation S of the Securities Act. The Consideration Shares have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under or an applicable exemption from such registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to purchase, the Shares in any jurisdiction in which such offer or solicitation would be unlawful.

Item 3.03 Material Modification to Rights of Security Holders.

Please see the disclosure set forth under Item 1.01 under the captions Registration Rights and Lock-Up Agreement and Stockholders Agreement, which is incorporated by reference into this Item 3.03.

Item 7.01 Regulation FD Disclosure.

On May 5, 2016, AMRI issued a press release announcing the execution of the Share Purchase Agreement. A copy of the press release is attached hereto and furnished herewith as Exhibit 99.1.

AMRI held a conference call on May 5, 2016 to discuss the Transaction. Replays of the webcast can be accessed for up to 90 days after the call via the investor area of AMRI’s website at http://ir.amriglobal.com. The accompanying slide presentation is furnished herewith as Exhibit 99.2.

The information included in this Current Report on Form 8-K pursuant to Item 7.01, including Exhibits 99.1 and 99.2 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such filing.

Forward Looking Statements

This report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws that involve risks and uncertainties. These statements include, but are not limited to: statements regarding the proposed acquisition, including the consideration to be paid and the terms and conditions thereof, and the other transactions contemplated by the Share Purchase Agreement; and AMRI’s expectations regarding the financing and its commitment with the lenders and the issuance of the notes are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Readers should not place undue reliance on our forward-looking statements. Statements about AMRI’s or Euticals’ past financial results do not, and are not meant to, predict future results. AMRI can provide no assurance that such results and performance will continue. AMRI’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which AMRI may not be able to predict and may not be within AMRI’s control. Factors that could cause such differences include, but are not limited to: the ability of AMRI to satisfy the closing conditions set forth in the Share Purchase Agreement to consummate the proposed acquisition; the ability of AMRI to secure financing, or financing on satisfactory or anticipated terms, in amounts sufficient to consummate the acquisition; the ability of AMRI to effectively integrate the Euticals businesses; possible unexpected negative impacts to the revenue expected to be received by the Euticals businesses; trends in pharmaceutical and biotechnology companies’ outsourcing of manufacturing services and chemical research and development, including softness in these markets; the success of the sales of other products for which AMRI receives royalties; the risk that clients may terminate or reduce demand under any strategic or multi-year deal; AMRI’s ability to enforce its intellectual property and technology rights; AMRI’s ability to obtain financing sufficient to meet its business needs; AMRI’s ability to successfully comply with heightened FDA scrutiny on aseptic fill/finish operations, data integrity compliance, and other GMP regulations; the results of further FDA inspections; AMRI’s ability to effectively maintain compliance with applicable FDA and DEA regulations; AMRI’s ability to integrate past or future acquisitions, and make such acquisitions accretive to AMRI’s business model; AMRI’s ability to take advantage of proprietary technology and expand the scientific tools available to it; the ability of AMRI’s strategic investments and acquisitions to perform as expected; as well as those risks discussed in AMRI’s Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission on March 30, 2016, and AMRI’s other SEC filings. Revenue, adjusted EBITDA, accretion and other financial guidance offered by senior management represent a point-in-time estimate and are based on information as of May 4, 2016. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. AMRI expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this report.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Share Purchase Agreement by and between AMRI and Lauro Cinquantasette S.p.A., dated as of May 5, 2016.*

4.1	Registration Rights and Lock-Up Agreement by and between AMRI and Lauro Cinquantasette S.p.A., dated as of May 5, 2016.

10.1	Subscription Agreement by and between AMRI and Lauro Cinquantasette S.p.A., dated as of May 5, 2016.

99.1	Press Release dated May 5, 2016.**

99.2	Investor Presentation dated May 5, 2016.**

* Certain exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. AMRI hereby undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that AMRI may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any exhibits or schedules so furnished.

** Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ Lori Henderson
Name: Lori Henderson
Title: Senior Vice-President, General Counsel & Secretary

Date:   May 6, 2016

Exhibit Index

Exhibit No.	Description

2.1	Share Purchase Agreement by and between AMRI and Lauro Cinquantasette S.p.A., dated as of May 5, 2016.*

4.1	Registration Rights and Lock-Up Agreement by and between AMRI and Lauro Cinquantasette S.p.A., dated as of May 5, 2016.
10.1	Subscription Agreement by and between AMRI and Lauro Cinquantasette S.p.A., dated as of May 5, 2016.

99.1	Press Release dated May 5, 2016.**

99.2	Investor Presentation dated May 5, 2016.**

* Certain exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. AMRI hereby undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that AMRI may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any exhibits or schedules so furnished.

** Furnished herewith.